Exhibit 10.3
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT WAS OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.
CONSULTING AGREEMENT
THIS CONSULTING AGREEMENT (“Agreement”) is made by and between Prime Medicine, Inc. (the “Company”), and KMG Strategic Consulting LLC (the “Consultant”), effective as of May 18, 2025. The Company and Consultant may be referred to individually as a “Party” and collectively as the “Parties.”
WHEREAS, Keith M. Gottesdiener, M.D. (“Gottesdiener”) was employed as the Company’s Chief Executive Officer (the “CEO”) and a member of the Company’s Board of Directors (the “Board”);
WHEREAS, Gottesdiener’s employment relationship with the Company has been governed by the Amended and Restated Employment Agreement dated July 7, 2022, as amended by the Amendment No. 1 to Employment Agreement dated July 6, 2023 (as amended the “Employment Agreement”);
WHEREAS, pursuant to Section 2(f)(i) of the Employment Agreement, Gottesdiener will continue to provide limited services to the Company as an Advisor for up to one year after the Date of Termination (as defined in the Employment Agreement) through the Advisory Services Agreement between the Company and Gottesdiener dated May 18, 2025 (the “Advisory Services Agreement”)
WHEREAS, notwithstanding the termination of Gottesdiener’s employment with the Company on May 18, 2025 (the “Date of Termination”), the terms of which is set forth in the Separation Agreement between the Company and Gottesdiener dated May 18, 2025 (the “Separation Agreement”), and the limited services set forth in the Advisory Services Agreement, the Company and Consultant have agreed that the parties will benefit from a continuing consulting arrangement between the Company and Consultant to provide Gottesdiener’s services to the Company with the option, if mutually agreed, to extend such services beyond the one year anniversary of the Date of Termination;
WHEREAS, this consulting arrangement between the Company and Consultant is not and shall not be interpreted as a continuation of the service relationship between the Company and Gottesdiener; and
WHEREAS, the Parties intend that this Agreement will set out the terms of the Consultant’s consulting arrangement with the Company;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, Consultant and the Company agree as follows:
1.Description of Services. Company hereby retains Consultant as an independent consultant to Company and Consultant hereby agrees to use Gottesdiener’s best efforts to provide advice and assistance to Company in the area of Consultant’s expertise as set forth in more detail on Exhibit A (the “Services”), attached hereto and incorporated herein by reference. Gottesdiener acknowledges and agrees that Company is entering into this Agreement with Consultant to retain Gottesdiener to perform the Services personally. Company has determined that Gottesdiener is exceptionally qualified to perform them by virtue of his knowledge, skill, and experience. Therefore, Gottesdiener shall not delegate the performance of the Services to other individuals without the prior written consent of Company. Consultant and Gottesdiener shall be fully indemnified by the Company for Gottesdiener’s services hereunder except to the extent that any conduct by Gottesdiener constitutes gross negligence or willful misconduct.
2.Contract Term and Termination. The term of this Agreement and Consultant’s Services hereunder will commence on the Date of Termination and will continue until the first anniversary of the Date of Termination, unless (i) earlier terminated in accordance with this Agreement or (ii) extended upon mutual written agreement of the Parties. Either Party may terminate this Agreement and Consultant’s Services hereunder for any reason upon fourteen (14) days’ written notice to the other Party. Notwithstanding the foregoing, the Company may, in addition to any other rights it may have at law or in equity, terminate the Consulting Term immediately and without prior notice for “Cause” if Consultant is in breach (and has not promptly cured such breach) of any material provision of this Agreement, the Advisory Services Agreement, or the Updated Continuing Obligations (as defined in the Separation Agreement). If Consultant gives or receives a notice of termination, Consultant must not perform any further Services for the Company during the notice period unless otherwise requested by the Company. In the event of termination of this Agreement and Consultant’s Services hereunder for any reason, Consultant shall be entitled to fees and expenses (as set forth in Section 3) incurred prior to the effective date of termination (the time period between the Effective Date and the effective date of termination the “Consulting Term”).
3.Compensation and Expenses. For Services properly performed by Consultant, the Company will pay Consultant the fees set forth on Exhibit A. In addition, during the Consulting Term, the Company shall reimburse Consultant for any pre-approved actual expenses incurred by Consultant in connection with the provision of Services, including pre-approved travel and lodging expenses for travel requested by the Company. For the avoidance of doubt, compensation provided under this Agreement shall be in addition to, and not in lieu of the severance pay and benefits under the Separation Agreement. Consultant acknowledges and agrees that nothing in this agreement shall establish a continued service relationship between Gottesdiener and the Company for purposes of vesting in any outstanding, unvested equity.
4.Compliance with Laws. Consultant represents and warrants that Consultant will render Services with professional skill and care and in compliance with all applicable laws, rules and regulations, including but not limited to the U.S. Food, Drug and Cosmetic Act, as amended from time to time. Further, Consultant represents that Consultant has not been debarred and is not under consideration to be debarred by the U.S. Food and Drug Administration from working in or providing consulting services to any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992. If Consultant is disbarred or receives any notice of an action or threat of action of debarment or investigation that could lead to debarment, Consultant shall immediately provide the Company with written notice thereof.
5.Compliance with Obligations to Third Parties. Consultant represents and warrants to the Company that (a) the terms of this Agreement and Consultant’s performance of Services do not and will not conflict with any of Consultant’s obligations to any third parties and (b) Consultant has not brought and will not bring with Consultant to the Company or use in the performance of Services any equipment, confidential information or trade secrets of any third party which are not generally available to the public, unless Consultant has obtained written authorization from such third party for their possession and use, and the Company consents in writing to such use. Further, if Consultant is a faculty member at, or an employee of, a university or hospital (“Institution”) or of another company, Consultant represents and warrants that pursuant to such Institution’s or company’s policies concerning professional consulting and additional workload, Consultant is permitted to enter into this Agreement. If Consultant is required by such Institution or company to disclose to it, or obtain its consent to, any such proposed agreements, Consultant represents that Consultant has made such disclosure or obtained such consent.
6.Work Product. Consultant will make full and prompt disclosure to the Company of all work product that is developed, conceived, or reduced to practice by Consultant: (a) in the performance of the Services or (b) by use of the Company’s intellectual property (including without limitation, Confidential Information), equipment or facilities (collectively the “Work Product”). Consultant shall not use any third party intellectual property or facilities in performing the Services contemplated by this Agreement or engage in any other activities that would result in a third party having an ownership interest in any Work Product.
7.Assignment of Work Product. Consultant hereby assigns to the Company (and/or its designee specified by the Company in writing), all ownership and right, title and interest in Work Product such that the Company shall enjoy and shall be entitled to exercise all the rights of a sole, exclusive holder in such Work Product. During and after the Consulting Term, Consultant will cooperate fully in obtaining patent and other proprietary protection for any and all Work Product, all in the name of Company (and/or its designee) and at Company’s expense, and shall execute and deliver all requested applications, assignments and other documents, and take such other measures as Company may reasonably request, in order to perfect and enforce Company’s (and/or its designee’s) rights in any and all Work Product. Consultant hereby appoints Company as its attorney-in-fact to execute and deliver any such documents on behalf of Consultant in the event Consultant shall fail to do so.

8.Confidentiality & Non-Use.
(a)Consultant acknowledges that Consultant’s relationship with the Company is one of high trust and confidence and that in the course of Consultant’s service to the Company, Consultant will have access to and contact with Confidential Information. “Confidential Information” means (i) all Work Product and (ii) any and all scientific, technical, financial, or business information in written, oral, visual, graphic, video, computer, electronic, or other form, that is possessed or obtained by, developed for, or given to the Company, its subsidiaries or its affiliates that is treated by the Company as confidential or proprietary and furnished or made available to Consultant by or on behalf of the Company. Confidential Information will include all information that due to its nature would cause a reasonable person in the industry to know that it is confidential or proprietary even if not so marked or identified. Consultant agrees to hold Confidential Information in confidence and exercise reasonable precautions to protect the integrity and confidentiality of the Confidential Information and to use Confidential Information solely as reasonably necessary for the performance of the Services.
(b)Consultant will have no obligation of confidentiality and non-use with respect to any portion of Confidential Information that: (i) is generally known to the public at the time of disclosure or becomes generally known through no fault of Advisor; (ii) is in Consultant’s possession at the time of disclosure, as evidenced by its written records, other than as a result of Consultant’s breach of any legal obligation; (iii) is obtained without restriction from a third party having the legal right to disclose the same to Advisor; or (iv) is independently developed by Consultant without the use of Confidential Information, as evidenced by Consultant’s written records. If Consultant is required to disclose Confidential Information by law, governmental rule or regulation or order of a court with competent jurisdiction, Consultant may disclose such Confidential Information, provided that the disclosure is subject to applicable governmental or judicial protection available for like material, and (unless such advance notice is otherwise not required by Sections 20 or 21 of this Agreement) reasonable advance notice is given to the Company so that the Company may seek a protective order or other remedy with respect to narrowing the scope of disclosure.
(c)The Company shall at all times remain the sole owner of its Confidential Information and all intellectual property related thereto. Except as expressly set forth in this Agreement, nothing herein shall be construed as granting to Consultant, by implication, estoppel or otherwise, any right, title or interest in, or any license under, any intellectual property right of the Company (including without limitation, Confidential Information).
(d)Upon the request of the Company, Consultant will (a) destroy any and all copies of Confidential Information and (b) provide a written certification to the Company regarding such destruction. In any event, Consultant will return all copies of Confidential Information upon the request by the Company. The obligations of non-disclosure and non-use hereof will survive any expiration or termination of this Agreement and continue in full force and effect until such time as the Company no longer treats such information as Confidential Information.

(e)Consultant hereby reaffirms the obligations under Sections 5 through 10 of the Advisory Services Agreement and the Updated Continuing Obligations (as defined in the Separation Agreement), all of which continue to be in effect in accordance with their terms.
9.Company Property. All documents, data, records, apparatus, equipment and other physical property furnished by the Company, or otherwise made available by or on behalf of the Company, to Consultant in connection with this Agreement shall be and remain the sole property of the Company and shall be returned promptly to the Company when requested, without altering, copying, transferring or deleting any Confidential Information. In any event, Consultant shall return and deliver all such property, including any copies thereof, upon termination of his service relationship with the Company.
10.Publication; Publicity. Work Product may not be published, in whole or in part, by Consultant without the prior express written consent of the Company. Consultant shall not use the name, logo, trade name, service mark, or trademark, or any simulation, abbreviation, or adaptation of same, or the name of the Company, its affiliates or its subsidiaries for publicity, promotion, or similar usage without the Company’s prior written consent.
11.Independent Contractor Relationship. Nothing contained in this Agreement shall be deemed to constitute Consultant as an employee, co-venturer or agent of the Company, it being the intent of the parties to establish an independent contractor relationship, nor shall Consultant have authority to bind the Company in any manner whatsoever by reason of this Agreement. Consultant shall at all times while on Company premises observe all security and safety policies of the Company of which Consultant is made aware. Consultant will not be eligible to participate in any vacation, group medical (except as required under the law known as COBRA) or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining workers' compensation insurance on Consultant’s behalf. Consultant shall bear sole responsibility for all taxes, insurance and benefits, if any, and shall indemnify and hold the Company harmless from and against any liability with respect thereto. If Gottesdiener is reclassified by a state or federal agency or court as the Company’s employee, Gottesdiener will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs of the Company in effect at the time of such reclassification, Gottesdiener would otherwise be eligible for such benefit.
12.Other Business Activities. During the Consulting Term, Consultant may be engaged or employed in any other business, trade, profession, or other activity that does not place Consultant in a conflict of interest with the Company and provided the Consultant complies with the Updated Continuing Obligations as defined in the Separation Agreement.
13.Assignment. The rights and obligations of the Parties hereunder shall inure to the benefit of, and shall be binding upon, their respective successors and permitted assigns. This Agreement may not be assigned by Consultant, and Consultant’s obligations under this Agreement may not be subcontracted or delegated by Consultant, without the prior written consent of the Company. For clarity, this Agreement may be assigned by the Company.
14.Survival. Any termination of this Agreement shall be without prejudice to any obligation of either Party that shall have accrued and then be owing prior to termination. Without limiting the foregoing, Sections 6 through 21 of this Agreement shall survive any termination of this Agreement.
15.Entire Agreement; Amendment; Waiver; Severability. This Agreement, including the exhibits attached hereto, contains the entire agreement between the Parties with respect to its subject matter and supersedes all prior agreements, written or oral, between the Parties with respect to its subject matter; provided, and for the avoidance of doubt, the Separation Agreement and the agreements preserved therein, shall remain in full force and effect in accordance with their terms. This Agreement may not be modified, changed or discharged, in whole or in part, except by an agreement in writing signed by the Parties. No waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the Party against whom such waiver is sought to be enforced; moreover, no valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such time or shall be deemed a valid waiver of such provision at any other time. In the event that any one or more of the provisions contained in this Agreement are, for any reason, held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement, and all other provisions will remain in full force and effect. If any provision of this Agreement is held to be excessively broad, it will be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.
16.Counterparts and Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. The Parties agree that electronic signatures or signatures affixed to any one of the originals and delivered by portable document format (PDF), or other electronic means shall be valid, binding and enforceable.
17.Equitable Relief. Consultant acknowledges that irreparable harm may be done to the Company’s business through the breach of Consultant’s obligations set forth in Sections 6 through 10 above, for which damages at law may not be an adequate remedy. Consultant agrees, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by Consultant and to seek and obtain both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages or posting bond.
18.Notices. All notices required or permitted under this Agreement must be in writing and must be delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to Consultant at the last address Consultant has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Chief Executive Officer. Notices may also be sent by email to the last email address of Consultant or, in the case of the Company, the Company email address of the Chief Executive Officer, in each case with confirmation of receipt.
19.Governing Law. This Agreement is to be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts without giving effect to any conflict of laws principles that would cause the laws of any other jurisdiction to apply. The Parties submit to the jurisdiction and agree to the proper venue of, all state and federal courts located within the Commonwealth of Massachusetts.
20.Protected Disclosures. Nothing contained in this Agreement, any other agreement with the Company, or any Company policy limits Consultant’s ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Securities and Exchange Commission (the “SEC”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; or (iii) testify truthfully in a legal proceeding. Any such communications and disclosures must be consistent with applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). The Company will not limit any right Consultant may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.
21.Defend Trade Secrets Act of 2016. Consultant acknowledges receipt of the following notice under 18 U.S.C. § 1833(b)(1): “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the Effective Date.

PRIME MEDICINE, INC.		CONSULTANT
By:	/s/ Jeffrey Marrazzo	By:	/s/ Keith Gottesdiener
Printed Name:	Jeffrey Marrazzo	Printed Name:	Keith Gottesdiener, M.D.
Date:	5/18/2025	Date:	5/18/2025

Tax Id No.:

EXHIBIT A
Terms with initial capitalization and not otherwise defined herein shall have the meanings ascribed to them in the Consulting Agreement (the “Agreement”) to which this Exhibit A is attached.
Description of Services
[***]
Monthly Fees
As compensation for the performance of the Services, during the Consulting Term, the Company will pay Consultant at the rate of $1,000 per hour.
Such fees shall be paid within thirty (30) days after the Company’s receipt of Consultant’s invoice indicating that Services were performed during the applicable invoice period, as well as any other information reasonably required by the Company.